Exhibit 4.1
AMENDMENT NO. 2 TO RIGHTS AGREEMENT
This Amendment No. 2 to Rights Agreement (this “Amendment”), dated as of May 10, 2010, is entered into by Allied Healthcare International Inc., a New York corporation (the “Company”), and Computershare Trust Company, N.A., a federally-charted trust company, as rights agent (the “Rights Agent”), and amends the Rights Agreement, dated as of April 2, 2009, between the Company and the Rights Agent, as amended by Amendment No. 1 to Rights Agreement, dated March 10, 2010 (as amended, the “Rights Agreement”).
WITNESSETH:
WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement.
WHEREAS, the Company and the Rights Agent wish to amend the Rights Agreement in the manner hereinafter specified.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1. Amendments to Section 1.
(a) Definition of Definitive Acquisition Agreement. Section 1 of the Rights Agreement is hereby amended by adding at the end thereof a new Section 1(yy), such Section 1(yy) to read as follows:
“(yy) “Definitive Acquisition Agreement” shall mean any agreement entered into by the Company that is conditioned on the approval by the holders of not less than two-thirds of the voting power of the outstanding shares of Common Stock, at a meeting of stockholders with respect to (i) a merger, consolidation, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) the acquisition in any manner, directly or indirectly, of more than 50% of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) of the Company.
(b) Definition of Outside Meeting Date. Section 1 of the Rights Agreement is hereby amended by adding at the end thereof a new Section 1(zz), such Section 1(zz) to read as follows:
“(zz) “Outside Meeting Date” shall have the meaning set forth in Section 23(b) hereof.
(c) Definition of Qualified Offer. Section 1 of the Rights Agreement is hereby amended by adding at the end thereof a new Section 1(aaa), such Section 1(aaa) to read as follows:

“(aaa) “Qualified Offer” shall mean an offer determined by a majority of the Independent Directors to have each of following characteristics:
(i) a fully-financed, all-cash tender offer, or an exchange offer offering shares of common stock of the offeror, or a combination thereof, in each such case for all of the outstanding shares of Common Stock at the same per-share consideration;
(ii) an offer that has commenced within the meaning of Rule 14d-2(a) under the Exchange Act;
(iii) an offer whose per-share offer price exceeds the greatest of (A) the highest reported market price per share of the Common Stock, in the 24 months immediately preceding May 10, 2010 (provided that this clause (A) shall only be applicable to offers made on or prior to June 30, 2011), (B) the highest price per share of the Common Stock paid by the Person making the tender offer or any of its Affiliates during the 24 months immediately preceding the commencement of the tender offer or prior to the expiration of the tender offer and (C) the greater of (I) an amount that is 25% higher than the 12-month moving average share price (determined as of the Trading Day immediately preceding the commencement of such offer within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act) of the Common Stock and (II) an amount that is 25% higher than the closing price (as “closing price” is determined pursuant to Section 11(d)(i) of this Agreement) per share of the Common Stock on the Trading Day immediately preceding the commencement of such offer within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act (provided that this clause (C) shall only be applicable to offers made after June 30, 2011); provided, however, that, if, at the time that any offer is commenced within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, any other offer that is a Qualified Offer has been commenced and remains open, the per share offer price with respect to such subsequent offer must equal or exceed the per share price with respect to such earlier Qualified Offer (in lieu of exceeding the thresholds set forth in clauses (I) and (II) above); provided, further, that, to the extent that an offer that includes common stock of the offeror, such per-share offer price with respect to such common stock of the offeror will be determined for purposes of the foregoing provision to be the average of the daily closing prices (as “closing price” is determined pursuant to Section 11(d)(i) below) per share for such common stock of the offeror for the 30 Trading Days immediately preceding the commencement of such offer within the meaning of Rule 14d-2(a) under the Exchange Act;
(iv) an offer that, within twenty Business Days after the commencement date of the offer (or within ten Business Days after any increase in the offer consideration), does not result in a nationally recognized investment banking firm retained by the Board rendering an opinion to the Board that the consideration being offered to the shareholders of the Company is either unfair or inadequate;

(v) if the offer includes shares of common stock of the offeror, an offer pursuant to which (A) the offeror shall permit representatives of the Company (including a nationally-recognized investment banking firm retained by the Board and legal counsel and an accounting firm designated by the Company) to have access to such offeror’s books, records, management, accountants, financial advisors, counsel and any other appropriate outside advisors for the purposes of permitting such representatives to conduct a due diligence review of the offeror in order to permit the Board to evaluate the offer and make an informed decision and, if requested by the Board, to permit such investment banking firm (relying as appropriate on the advice of such legal counsel) to be able to render an opinion to the Board with respect to whether the consideration being offered to the shareholders of the Company is fair from a financial point of view and (B) within ten Business Days after such representatives of the Company (including a nationally-recognized investment banking firm retained by the Board and legal counsel and an accounting firm designated by the Company) shall have notified the Company and the offeror that it had completed such due diligence review to its satisfaction (or, following completion of such due diligence review, within ten Business Days after any increase in the consideration being offered), such investment banking firm does not render an opinion to the Board that the consideration being offered to the shareholders of the Company is either unfair or inadequate and such investment banking firm does not, after the expiration of such ten Business Day period, render an opinion to the Board that the consideration being offered to the shareholders of the Company has become either unfair or inadequate based on a subsequent disclosure or discovery of a development or developments that have had or are reasonably likely to have an adverse effect on the value of the common stock of the offeror;
(vi) an offer that is subject to only the minimum tender condition described below in Section 1(aaa)(ix) and other customary terms and conditions, which conditions shall not include any financing, funding or similar conditions or any requirements with respect to the offeror or its agents being permitted any due diligence with respect to the books, records, management, accountants or other outside advisors of the Company;
(vii) an offer pursuant to which the Company has received an irrevocable written commitment of the offeror that the offer will remain open for at least 120 Business Days and, if a Special Meeting is duly requested in accordance with Section 23(b), for at least ten Business Days after the date of the Special Meeting or, if no Special Meeting is held within ninety Business Days following receipt of the Special Meeting Notice in accordance with Section 23(b), for at least ten Business Days following such ninety Business Day period;
(viii) an offer pursuant to which the Company has received an irrevocable written commitment of the offeror that, in addition to the minimum time periods specified above in Section 1(aaa)(vii), the offer, if it is otherwise to expire prior thereto, will be extended for at least twenty Business Days after any increase in the consideration being offered or after any bona fide alternative offer is commenced within the meaning of Rule 14d-2(a) under the Exchange Act; provided, however, that such offer need not remain open, as a result of Section 1(aaa)(vii) and this Section 1(aaa)(viii), beyond (A) the time that any other offer satisfying the criteria for a Qualified Offer is then required to be kept open under such Section 1(aaa)(vii) and this Section 1(aaa)(viii)

or (B) the expiration date, as such date may be extended by public announcement (with prompt written notice to the Rights Agent) in compliance with Rule 14e-1 under the Exchange Act, of any other tender offer for the Common Stock with respect to which the Board has agreed to redeem the Rights immediately prior to acceptance for payment of Common Stock thereunder (unless such other offer is terminated prior to its expiration without any Common Stock having been purchased thereunder) or (C) one Business Day after the shareholder vote with respect to approval of any Definitive Acquisition Agreement has been officially determined and certified by the inspectors of elections;
(ix) an offer that is conditioned on a minimum of at least two-thirds of the outstanding shares of the Common Stock not held by the Person making such offer (and such Person’s Affiliates and Associates) being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable;
(x) an offer pursuant to which the Company has received an irrevocable written commitment of the offeror to consummate, as promptly as practicable upon successful completion of the offer, a second step transaction whereby all shares of the Common Stock not tendered into the offer will be acquired at the same consideration per share actually paid pursuant to the offer, subject to shareholders’ statutory appraisal rights, if any;
(xi) an offer pursuant to which the Company and its shareholders have received an irrevocable, legally binding written commitment of the offeror that no amendments will be made to the offer to reduce the consideration being offered or to otherwise change the terms of the offer in a way that is adverse to a tendering shareholder;
(xii) an offer (other than an offer consisting solely of cash consideration) pursuant to which the Company has received the written representation and certification of the offeror and the written representations and certifications of the offeror’s Chief Executive Officer and Chief Financial Officer, acting in such capacities, that (A) all facts about the offeror that would be material to making an investor’s decision to accept the offer have been fully and accurately disclosed as of the date of the commencement of the offer within the meaning of Rule 14d-2(a) under the Exchange Act, (B) all such new facts will be fully and accurately disclosed on a prompt basis during the entire period during which the offer remains open, and (C) all required Exchange Act reports will be filed by the offeror in a timely manner during such period; and
(xiii) if the offer includes non-cash consideration, (A) the non-cash portion of the consideration offered must consist solely of common stock of a Person that is a publicly-owned United States corporation, (B) such common stock must be freely tradable and listed or admitted to trading on either the New York Stock Exchange, Inc. or Nasdaq, (C) no shareholder approval of the issuer of such common stock is required to issue such common stock, or, if such approval is required, such approval has already been obtained, (D) no Person (including such Person’s Affiliates and Associates) beneficially owns 20% or more of the shares of common stock of the issuer then outstanding at the time of commencement of the offer or at any time during the term of the offer, (E) such issuer of such common stock has no other class of voting stock or other voting securities and (F) the issuer of such common stock meets the registrant eligibility requirements for use of Form S-3 for registering securities under the Act, including the filing of all required Exchange Act reports in a timely manner during the twelve calendar months prior to the date of commencement of such offer.
For the purposes of this definition of “Qualified Offer,” “fully financed” shall mean that the offeror has sufficient funds for the offer and related expenses which shall be evidenced by (1) firm, unqualified, legally binding, written commitments from responsible financial institutions having the necessary financial capacity, accepted by the offeror, to provide funds for such offer subject only to customary terms and conditions (for the avoidance of doubt it being understood that a provision relating to the sharing with a financing source of any break-up or termination fee shall be considered customary), (2) cash or cash equivalents then available to the offeror, set apart and maintained solely for the purpose of funding the offer with an irrevocable, legally binding, written commitment being provided by the offeror to the Board to maintain such availability until the offer is consummated or withdrawn or (3) a combination of the foregoing; which evidence has been provided to the Company prior to, or upon, commencement of the offer. If an offer becomes a Qualified Offer in accordance with this definition, but subsequently ceases to be a Qualified Offer as a result of the failure at a later date to continue to satisfy any of the requirements of this definition, such offer shall cease to be a Qualified Offer and the provisions of Section 23(b) shall no longer be applicable to such offer, provided that the actual redemption of the Rights pursuant to Section 23(b) shall not have already occurred.”
(d) Definition of Redemption Resolution. Section 1 of the Rights Agreement is hereby amended by adding at the end thereof a new Section 1(bbb), such Section 1(bbb) to read as follows:
“(bbb) “Redemption Resolution” shall have the meaning set forth in Section 23(b) hereof.”
(e) Definition of Special Meeting. Section 1 of the Rights Agreement is hereby amended by adding at the end thereof a new Section 1(ccc), such Section 1(ccc) to read as follows:
“(ccc) “Special Meeting” shall have the meaning set forth in Section 23(b) hereof.
(f) Definition of Special Meeting Notice. Section 1 of the Rights Agreement is hereby amended by adding at the end thereof a new Section 1(ddd), such Section 1(ddd) to read as follows:
“Special Meeting Notice” shall have the meaning set forth in Section 23(b) hereof.”

(g) Definition of Special Meeting Period. Section 1 of the Rights Agreement is hereby amended by adding at the end thereof a new Section 1(ddd), such Section 1(ddd) to read as follows:
“Special Meeting Period” shall have the meaning set forth in Section 23(b) hereof.
2. Amendments to Section 23.
(a) Renumbering of Section 23(b). Section 23(b) of the Rights Agreement is hereby renumbered as Section 23(c) and the following words are hereby inserted (A) after the word “Rights” and before the word “evidence” in the first sentence of Section 23(b) and (b) after the word “Rights” and before the words “the Company” in the second sentence of Section 23(b):
“or the effectiveness of a redemption of the Rights pursuant to Section 23(b)”
(b) New Section 23(b). A new Section 23(b) is hereby added to the Agreement, such new Section 23(b) to read as follows:
“(b) If the Company receives a Qualified Offer and the Board has not redeemed the outstanding Rights or exempted such offer from the terms of this Agreement or called a special meeting of shareholders for the purpose of voting on whether or not to exempt such Qualified Offer from the terms of this Rights Agreement, in each case by the end of the ninety Business Days following the commencement of such Qualified Offer, and if the Company receives, not earlier than ninety Business Days nor later than 120 Business Days following the commencement of such Qualified Offer, a written notice complying with the terms of this Section 23(b) (the “Special Meeting Notice”), properly executed by the holders of record outstanding shares of Common Stock having 10% or more of the total voting power of all shares of Common Stock then outstanding (or their duly authorized proxy) (excluding shares of Common Stock beneficially owned by the Person making the Qualified Offer and such Person’s Affiliates and Associates), directing the Board to submit to a vote of shareholders at a special meeting of the shareholders of the Company (a “Special Meeting”) a resolution authorizing the redemption of all, but not less than all, of the then outstanding Rights at the Redemption Price (the “Redemption Resolution”), then the Board shall take such actions as are necessary or desirable to cause the Redemption Resolution to be submitted to a vote of shareholders within ninety Business Days following receipt by the Company of the Special Meeting Notice (the “Special Meeting Period”), including by including a proposal relating to adoption of the Redemption Resolution in the proxy materials of the Company for the Special Meeting; provided, however, that if the Company, at any time during the Special Meeting Period and prior to a vote on the Redemption Resolution, enters into a Definitive Acquisition Agreement, the Special Meeting Period may be extended (and any Special Meeting called in connection therewith may be cancelled) if the Redemption Resolution will be separately submitted to a vote at the same meeting as the Definitive Acquisition Agreement. For purposes of a Special Meeting Notice, to the full extent permitted by applicable law, the record date for determining eligible holders of record of the Common Stock shall be the ninetieth Business Day following the commencement of a Qualified Offer. Any Special Meeting Notice must be delivered to the Secretary of the Company at the principal executive offices of the Company and must set forth, as to the shareholders of record executing such Special Meeting Notice, (i) the name and address of such shareholders, as they appear on the Company’s books and records, (ii) the number of shares of Common Stock that are owned of record by each of such shareholders and (iii) in the case of Common Stock that is owned beneficially by another Person, an executed certification by the holder of record that such holder has executed such Special Meeting Notice only after obtaining instructions to do so from such beneficial owner. Subject to the requirements of applicable law, the Board may take a position in favor of or opposed to the adoption of the Redemption Resolution, or no position with respect to the Redemption Resolution, as it determines to be appropriate in the exercise of its fiduciary duties. In the event that (i) no Person has become an Acquiring Person prior to the effective date of redemption referred to below in this sentence, (ii) the Qualified Offer continues to be a Qualified Offer prior to the last day of the Special Meeting Period (the “Outside Meeting Date”) and (iii) either (A) the Special Meeting is not held on or prior to the ninetieth Business Day following receipt of the Special Meeting Notice or (B) at the Special Meeting at which a quorum is present, the holders of shares of Common Stock outstanding as of the record date for the Special Meeting selected by the Board (excluding shares of Common Stock beneficially owned by the Person making the Qualified Offer and such Person’s Affiliates and Associates) having a majority of the total voting power of all such shares of Common Stock, shall vote in favor of the Redemption Resolution, then all of the Rights shall be deemed redeemed at the Redemption Price by such failure to hold the Special Meeting or as a result of the adoption of the Redemption Resolution by the shareholders of the Company (or the Board shall take such other action as may be necessary to prevent the existence of the Rights from interfering with the consummation of the Qualified Offer), such redemption to be effective, as the case may be, (I) as of the close of business on the Outside Meeting Date if a Special Meeting is not held on or prior to such date or (II) if a Special Meeting is held on or prior to the Outside Meeting Date, as of the date on which the results of the vote adopting the Redemption Resolution at the Special Meeting are certified as official by the appointed inspectors of election for the Special Meeting.”
3. Amendments to Exhibit C. Exhibit C to the Rights Agreement is hereby revised as follows:
(a) In the fifth paragraph of Exhibit C, “April 1, 2019” is hereby replaced with “April 1, 2012”.
(b) The following two paragraphs are added after the tenth paragraph of Exhibit C:
“In addition, if a Qualified Offer (as described below) is made, the holders of record of outstanding shares of Common Stock having 10% or more of the total voting power of all shares of Common Stock then outstanding (or their duly authorized proxy) may direct the Board of Directors of the Company to call a special meeting of shareholders to consider a resolution authorizing a redemption of all Rights. If the special meeting is not held within ninety Business Days of being called or if, at the special meeting, the holders of outstanding shares of Common Stock having a majority of the total voting power of all shares of Common Stock outstanding as of the record date of the special meeting (other than shares held by the offeror and its affiliated and associated persons) vote in favor of the redemption of the Rights, then the Rights shall be redeemed at the Redemption Price (or the Board will take such other action as may be necessary to prevent the Rights from interfering with the consummation of the Qualified Offer).
A Qualified Offer, among other things, is an offer determined by the independent directors of the Company to be a fully-financed offer for all outstanding shares of Common Stock whose per share offer price exceeds the greatest of (x) the highest reported market price per share of the Common Stock, in the immediately preceding 24 months (provided that this clause (x) shall only be applicable to offers made on or prior to June 30, 2011), (y) the highest price per share of the Common Stock paid by the Person making the tender offer or any of its Affiliates during the 24 months immediately preceding the commencement of the tender offer or prior to the expiration of the tender offer, and (z) the greater of (A) an amount that is 25% higher than the 12-month moving average share price (determined as of the trading day immediately preceding the commencement of such offer) of the Common Stock and (B) an amount that is 25% higher than the closing price per share of the Common Stock on the trading day immediately preceding the commencement of such offer (provided that this clause (z) shall only be applicable to offers made after July 30, 2011). A Qualified Offer is, among other things, conditioned upon a minimum of at least two-thirds of the outstanding shares of Common Stock not held by the offeror (and its affiliated and associated persons) being tendered and not withdrawn, with a commitment to acquire all shares of Common Stock not tendered for the same consideration. If the Qualified Offer includes non-cash consideration, such consideration must consist solely of freely-tradeable common stock of a publicly traded company, and the board and its representatives must be given access to conduct a due diligence review of the offeror to determine whether the consideration is fair and adequate. A Qualified Offer must also remain open for at least 120 Business Days following commencement.”
4. No Other Changes. All other provisions of the Rights Agreement shall remain unchanged.
5. Governing Law. The validity, enforceability, interpretation and performance of this Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.
6. Counterparts. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

ALLIED HEALTHCARE INTERNATIONAL INC.
By:	/s/ Sandy Young
	Name:	Sandy Young
	Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent
By:	/s/ Dennis V. Moccia
	Name:	Dennis V. Moccia
	Title:	Manager, Contract Administration

[Signature page to Amendment No. 2 to Rights Agreement]